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                                                               EXHIBIT 21.1

                      SUBSIDIARIES OF THE REGISTRANT

Southern Pacific Bank, a California corporation.

Imperial Business Credit, Inc., a California corporation.

Imperial Credit Advisors, Inc., a California corporation.

Auto Marketing Network, Inc., a Florida corporation.

Imperial Credit Asset Management Corp., a California corporation.

Imperial Credit Worldwide, Ltd., a California corporation.

Imperial Capital Group, LLC, a Delaware limited liability company.

Each of the aforementioned subsidiaries does business under its respective name.